EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For further information contact:
Stephen L. Sanetti          203-259-7843
Thomas A. Dineen          203-259-7843
STURM, RUGER & COMPANY, INC. REPORTS
2005 ANNUAL AND FOURTH QUARTER RESULTS
     SOUTHPORT, CONNECTICUT, May 1, 2006—Sturm, Ruger & Company, Inc. (NYSE-RGR), today reported financial results for both the year and fourth quarter ended December 31, 2005. For the year, the Company reported net sales of $154.7 million, net income of $0.9 million, and earnings per share of $0.03. For the corresponding period in 2004, the Company recorded net sales of $145.6 million, net income of $4.8 million, and earnings per share of $0.18 after the restatement discussed below.
     For the fourth quarter of 2005, the Company had net sales of $41.0 million, a net loss of $1.8 million, and a loss of $0.07 per share. Comparable amounts in 2004 were net sales of $37.3 million, net income of $1.4 million and earnings per share of $0.05. Included in the fourth quarter and annual results for 2005 are $0.8 million of severance expenses and $0.5 million of asset impairment charges related to various cost-cutting initiatives undertaken by the Company.
     The financial results for 2004 have been restated to reduce the LIFO inventory reserve by $0.9 million at December 31, 2004 and reduce cost of goods sold by $0.9 million for both the fourth quarter
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and the year ended December 31, 2004. This restatement, which was caused by an error in the calculation of the LIFO index, increased net income by $0.5 million or $0.02 per share in both the fourth quarter and year ended December 31, 2004.
     Firearm shipments improved by 4% for the quarter and 1% for the year, as the increase in shipments of pistols and shotguns was largely offset by the decline in shipments of rifles and revolvers.
     President and Interim Chief Executive Officer Stephen L. Sanetti commented on the firearms results, “The increase in pistol shipments in 2005 is attributable to the continued popularity of the new family of Ruger Mark III .22 caliber pistols and the Ruger P345 centerfire pistols. The increase in shotguns was primarily the result of greater availability of the Ruger Gold Label Side-By-Side Shotgun, which was named “Gray’s Best” top choice for 2006’s “Best Shooting” firearm by Gray’s Sporting Journal on January 2, 2006.
     “Production issues limited shipments of new firearms models as strong demand for the family of Ruger New Vaqueros, the Ruger .44 magnum 50th Anniversary New Model “Flattop” Blackhawk, the Ruger Super Redhawk Alaskan, and the new family of Ruger Ranch Rifles significantly outpaced supply. Demand for many existing models is also strong, which has increased the need for quality volume production. Although some progress has been made in this effort, to more fully meet genuine consumer demand for these and other models, further improvements to our production processes must be realized in order to increase our output.” Mr. Sanetti continued, “We will accomplish this essential goal.”
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     During the fourth quarter, the Company introduced several new products for 2006. Highlighting these new offerings is the Ruger 50th Anniversary .44 Magnum New Model Blackhawk “Flattop” Revolver. This handgun combines power, precision, and elegance with its chrome-molybdenum “flattop” frame, fluted cylinder, precision “micro” adjustable sights and all coil-spring construction. It evokes one of the Company’s most popular and graceful revolvers, the original .44 magnum Ruger Blackhawk of 1956, yet its internal mechanism features the Ruger New Model operating mechanism and a patented reverse indexing pawl system for ease of loading and unloading.
     Five new Ruger M77 Mark II Frontier Rifles, feature weather-resistant, glare-reducing Target Grey stainless steel, which complements their durable non-warping grey laminated wood stocks. These rifles, with their distinct barrel rib for forward mounting of intermediate-eye-relief scopes, have proven to be very popular, fast-handling, reliable game rifles.
     The new Ruger 10/22 Compact Rifle is a precision .22 caliber companion to our compact M77 MKII Rifles, with fast-handling dependability in a correctly-proportioned compact stock and shorter panel. It is at home in dense woodland cover.
     The Ruger All-Weather Red Label 12 Gauge Over-and-Under Shotgun is now available in Realtree Camouflage finishes. Perfect for upland game and waterfowl hunters, in addition to providing cover to the hunter, this durable and abrasion-resistant camouflage finish provides an additional layer of protection to the shotgun.
     These new products were unveiled at the National Association of Sporting Goods Wholesaler Show (NASGW) in Reno, Nevada in November 2005. This show was highlighted by the presentation
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to the Company of the Chairman’s Award for Industry Leadership, the most prestigious award presented by the NASGW, for consistently rising to the challenge of today’s market through diversity of product, customer service, delivery, and innovation. In accepting this award on behalf of the Company, Mr. Sanetti remarked, “Sturm, Ruger is one of the last American companies in one of the first American Industries. We are honored to receive this recognition from the NASGW, an association whose members purchase over 90% of our firearms. Our commitment to an efficient two-tiered distribution network, our dedication to quality American-made products, and our bold new sales policies all point to a brighter future for Sturm, Ruger and these independent wholesale distributors.”
     Mr. Sanetti commented on the Company’s investment castings business, “Outside castings sales increased 6% from last year and operating results improved for the third consecutive year. However, additional sales growth and improved utilization of our casting facilities are imperative to complete this segment’s return to profitability.”
     On January 31, 2006, the Board of Directors voted to continue the suspension of a quarterly dividend on the Company’s issued and outstanding shares of common stock in the first quarter of 2006. Mr. Sanetti commented on this decision, “Unfortunately, the Company’s present earnings do not support a first quarter dividend. Under these circumstances, we felt it fiscally prudent to forgo the dividend at this time, while remaining confident that this will not be a permanent situation.”
     During the first quarter of 2006, several significant personnel changes occurred. On February 13, 2006, William B. Ruger, Jr. retired as Chairman of the Board and Chief Executive Officer of the Company. The Board of Directors appointed Vice Admiral James E. Service, U.S. Navy (ret.) to serve as non-executive Chairman of the Board. Admiral Service has been a member of the Board of
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     Directors since 1992. Vice Chairman of the Board, President, and Chief Operating Officer Stephen L. Sanetti was appointed Chief Executive Officer on an interim basis. On March 17, 2006, Robert R. Stutler, General Manager of Prescott Operations, was given a well-deserved promotion to Vice President of Operations — Prescott by the unanimous vote of the Board of Directors. He is a long-term employee who has run a most successful division for almost twenty years.
     On October 26, 2005, President Bush signed S.397, “The Protection of Lawful Commerce in Arms Act”. This law prohibits filing, and would require dismissal of, lawsuits against manufacturers of non-defective, lawfully sold firearms based upon their subsequent criminal acquisition or misuse.
     Mr. Sanetti commented on this legislation, “The misuse of the legal system by over thirty cities and counties during the past seven years necessitated this bipartisan action by the Federal government. While absolutely vital and a resounding declaration of the bipartisan will of Congress, this law will not immediately end wasteful litigation. It is certain that motions to dismiss the few remaining cases will be opposed and their results appealed. We are confident of ultimate victory, but the battle goes on.”
     Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company’s business segments are engaged in the manufacture of the world famous RUGERR brand of sporting and law enforcement firearms and titanium and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to
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certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended December 31				Twelve Months Ended December 31
	2005	%	2004	%	2005	%	2004	%
Firearms sales	$35,979	87.8	$32,126	86.1	$132,805	85.8	$124,924	85.8
Castings sales	4,999	12.2	5,169	13.9	21,917	14.2	20,700	14.2

Net sales	40,978	100.0	37,295	100.0	154,722	100.0	145,624	100.0
Cost of products sold	36,992	90.3	29,367	78.7	128,343	83.0	115,725	79.5

Gross profit	3,986	9.7	7,928	21.3	26,379	17.0	29,899	20.5
Expenses:
Selling	4,220	10.3	4,181	11.3	17,271	11.2	16,700	11.5
General and administrative	2,280	5.6	1,428	3.8	7,271	4.7	6,175	4.2
Impairment of long-lived assets	483	1.1	—	—	483	0.2	—	—

	6,983	17.0	5,609	15.1	25,025	16.1	22,875	15.7

	(2,997)	(7.3)	2,319	6.2	1,354	0.9	7,024	4.8
Gain on sale of real estate	—	—	—	—	—	—	874	0.6
Other income-net	(68)	(0.2)	60	0.2	88	0.0	153	0.1

Total other income	(68)	(0.2)	60	0.2	88	0.0	1,027	0.7

Income before income taxes	(3,065)	(7.5)	2,379	6.4	1,442	0.9	8,051	5.5
Income taxes	(1,229)	(3.0)	954	2.6	578	0.3	3,228	2.2

Net income	($1,836)	(4.5)	$1,425	3.8	$864	0.6	$4,823	3.3

Earnings per share
Basic	($0.07)		$0.05		$0.03		$0.18
Diluted	($0.07)		$0.05		$0.03		$0.18
Cash dividends per share	—		$0.10		$0.30		$0.60
Average shares outstanding
Basic	26,911		26,911		26,911		26,911
Diluted	26,911		26,911		26,911		26,930
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STURM, RUGER & COMPANY, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$4,057	$4,841
Short-term investments	21,926	28,430
Trade receivables, net	15,777	16,082
Inventories	48,726	50,385
Deferred income taxes	6,018	6,445
Prepaid expenses and other assets	5,442	4,036

Total current assets	101,946	110,219
Property, plant & equipment	155,174	160,434
Less depreciation	(131,808)	(132,860)

	23,366	27,574
Deferred income taxes	3,200	1,178
Other assets	11,127	8,489

Total	$139,639	$147,460

Liabilities and Stockholders’ Equity
Trade accounts payable and accrued expenses	$3,619	$5,281
Product liability	1,207	1,968
Employee compensation	7,544	5,868
Workers’ compensation	5,119	5,387
Income taxes	935	768

Total current liabilities	18,424	19,272
Accrued pension liability	8,648	6,337
Product liability accrual	989	1,164
Stockholders’ equity	111,578	120,687

Total	$139,639	$147,460

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